Exhibit 99
                              BF ENTERPRISES, INC.
                          100 BUSH STREET, SUITE 1250
                            SAN FRANCISCO, CA 94104
                                 (415) 989-6580


March 20, 2002



VIA EDGAR

Securities and Exchange Commission
Washington, D.C. 20549

Re:     BF Enterprises, Inc. (the "Company")
        -------------------------------------

Ladies and Gentlemen:

We have received a letter from Arthur Andersen LLP ("Andersen") which represents to us that:

        - Its audit of the Company was subject to Andersen's quality control system for the U.S. accounting and auditing practice to provide reasonable assurance that the engagement was conducted in compliance with professional standards, and that there was appropriate continuity of Andersen's personnel working on the audit, and availability of national office consultation. Availability of personnel at foreign affiliates of Andersen was not relevant to the conduct of this audit.



Sincerely,


/s/ Brian P. Burns
--------------------
Brian P. Burns
Chief Executive Officer